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                                                                   EXHIBIT 23.6

PERSONAL AND CONFIDENTIAL
- -------------------------

June 24, 1996

Board of Directors
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, CA 90245

Re: Registration Statement (File No. 333-05649) of Computer Sciences
Corporation

Gentlemen:

Reference is made to our opinion letter dated April 28, 1996, with respect to the fairness to Computer Sciences Corporation (the "Company") of the exchange ratio of 0.79 shares of common stock, par value $1.00 per share, of the Company to be exchanged by the Company for each share of common stock, par value $0.10 per share, of The Continuum Company, Inc. ("Continuum") pursuant to the Agreement and Plan of Merger dated as of April 28, 1996 by and among the Company, Continental Acquisition, Inc., a wholly owned subsidiary of the Company, and Continuum.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement. We are providing such consent in order to comply with requirements under the federal securities laws. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary-- Opinions of the Financial Advisors" and "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendation of the Board of Directors of CSC," and "--Opinion of CSC's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

GOLDMAN, SACHS & CO.